Exhibit 10.6

May 16, 2020

Jerome Labat
VIA Email: jerome.labat.us@gmail.com

Dear Jerome:

On behalf of Cerner Corporation, I am pleased to offer you the position of Executive Vice President and Chief Technology Officer. In this position, you will report directly to Cerner’s Chief Executive Officer.

The starting salary we are offering is $600,000 per year.

Your position at Cerner is a professional, exempt position that requires a significant level of responsibility, discretion, independent judgment or the performance of other exempt duties. As a result, it carries no additional compensation for overtime worked.

As Executive Vice President and Chief Technology Officer, you will be eligible to participate in the Cerner Corporation 2018 Performance Compensation Plan, as amended (CPP). CPP provides additional, performance-based, compensation opportunities tied to the attainment of group and/or individual performance goals. The amount of CPP compensation available is based on an associate's responsibility level and an associate's and/or Cerner's overall performance for the year. The specifics of your plan and metrics will be defined and approved by the Compensation Committee of the Cerner Board of Directors annually. Your initial annual Target Bonus Level will be $550,000. You will be eligible to participate in the plan effective the first full quarter following your start date or as determined by your Plan Document, as applicable.

Equity

You will receive an initial grant of time-based restricted stock units (RSUs) and performance-based restricted stock units (PSUs) with an aggregate grant date value of $3,000,000 upon commencement of employment with Cerner: $1,500,000 will be delivered in PSUs, vesting 100% after three years, subject to achieving performance metrics that will be outlined for you in a separate award agreement and continuous employment through the vesting date; and $1,500,000 will be delivered in RSUs that will vest evenly at 33.33% per year over three years. You will also receive a one-time hire grant of RSUs with a grant date value of $1,000,000 to replace the potential equity value you might have earned if you remained with your current employer. These RSUs will also vest evenly at 33.33% per year over three years. A more detailed description of the terms related to the restricted stock grants will be provided in a separate document, which will be provided to you as soon as practicable after the grant date.

Assuming you continue to successfully fulfill your role, you will be considered for additional equity grants on an annual basis to the same extent as other senior executives. These grants will be based on your individual and organization’s performance, as well as Cerner’s overall performance.

Mobility & Commuter Benefits

The Company will provide corporate housing for you in Kansas City, MO through an approved Company vendor, subject to your continued employment and up to a maximum annual cost of $90,000 per year. These housing expenses may be subject to applicable tax withholdings, and the Company will reimburse you for any increased tax liability associated with such housing benefits.

Cerner will cover reasonable and documented commuting expenses, including both airfare and ground transportation, from your primary residence to Kansas City, MO, not to exceed $30,000 per year. All travel must be booked through Cerner’s then existing travel provider/coordinator and be in accordance with Cerner’s Travel and Expense Policy, as amended from time to time, which is available on Cerner’s Intranet. A copy of the current version of such policy is being provided with this letter. It is agreed that your air travel in connection with your commuter benefit may be booked in business class.

Travel to business meetings or other business locations must be booked through Cerner’s then existing travel provider/coordinator and be in accordance with Cerner’s Travel and Expense Policy, as amended from time to time.

Associate Benefits

Cerner offers a comprehensive set of benefits to address your physical, financial, and emotional health. At Cerner, we believe the foundation for a successful career starts with a variety of options that meet your needs while supporting a healthy lifestyle. Please reference the enclosed benefits brochure for additional details.

Cerner associates holding positions at your level within the organization do not accrue personal time off and instead are encouraged to take time off on an as-needed basis while meeting business responsibilities.

Authorization to Work

Under the Immigration Reform and Control Act of 1986 and regulations of the United States Citizenship and Immigration Services, Cerner is required to verify that each new associate is authorized to be employed in the United States. You will be asked to complete Form I-9 to verify your identity and employment eligibility. You must fully comply with all I-9 requirements and present the required documentation within three (3) business days from the date that employment begins in order to continue employment with Cerner. Failure to comply with these regulations will result in termination of your employment. Continued employment at Cerner is contingent upon obtaining, transferring, and/or maintaining valid U.S. work authorization. We will be happy to further explain the documentation requirements for compliance with these regulations.

Please note that Cerner participates in E-Verify and will provide the Social Security Administration (SSA) and, if necessary, the Department of Homeland Security (DHS), with information from each new associate's Form I-9 to confirm work authorization.

Employment Agreement and Mutual Arbitration Agreement

Cerner has established significant momentum in the development of client relationships, professional staff, systems development methodology, and proprietary software solutions. We regard these areas as the most important assets owned by Cerner. It is our intent to guard these assets closely. Therefore, every associate of Cerner is required to execute an Employment Agreement on or before the first day of employment. This Employment Agreement includes the terms of your employment relationship with Cerner, including without limitation, a covenant not to disclose confidential client and internal information, a covenant not to compete against Cerner in certain markets, a covenant not to solicit our associates, and establishes that, during the term of your employment, the benefits of your endeavors accrue to Cerner. Every Cerner associate is also required to execute a Mutual Arbitration Agreement on or before the first day of employment. Sample copies of the Employment Agreement and the Mutual Arbitration Agreement have been made available for your review.

Executive Severance Agreement

You will also receive the benefit of an Executive Severance Agreement, which provides certain benefits in the event of your termination without cause or constructive discharge. A sample copy of such an Executive Severance Agreement for the Chief Technology Officer role is enclosed.

Work Environment

Cerner is committed to providing a safe work environment and promoting the health and well-being of our associates. Cerner desires to provide a drug-free and tobacco-free workplace, and it is our policy to prohibit the use of all forms of drugs and tobacco products on any Cerner-owned or leased property (“Cerner Property”). Therefore, all associates may be subject to periodic random screening, reasonable suspicion screening and/or post-incident screening.

Offer of Employment

The purpose of this Offer Letter is to put in writing the specifics of our offer of employment. This offer is contingent upon:
•Execution of a Cerner Mutual Arbitration Agreement
•Execution of a Cerner Employment Agreement
•Receipt of a satisfactory outcome of a background check

Your Decision

We are excited for you to join the Cerner team. I look forward to hearing from you regarding your decision by May 18, 2020 at which time your offer will expire. If you need more time to consider your options, simply let me know. Once you have accepted, please electronically acknowledge this Offer Letter and return to my attention.

Start Date

We understand and respect your need and desire to provide appropriate notice to your current employer. Nevertheless, it is our desire that, should you accept this offer, that you are able to start your employment with Cerner as soon as possible. Our strong preference is that you will be able to commence employment on June 1, 2020, if not earlier.

Sincerely,

/s/Tracy L Platt_________

Tracy Platt
Executive Vice President & Chief Human Resources Officer

ACCEPTANCE

By signing this Offer Letter and reviewing the sample Mutual Arbitration Agreement and Employment Agreement, you agree to and accept the terms and conditions of employment with Cerner Corporation. You will receive an official copy of the Mutual Arbitration Agreement and the Employment Agreement with your new hire paperwork, which must be signed on or before your first day with Cerner.

/s/ Jerome Labat_______

Jerome Labat

05/17/2020

Date